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                                                                      Exhibit 11



                         BECTON, DICKINSON AND COMPANY
                       COMPUTATION OF EARNINGS PER SHARE
               (All amounts in thousands, except per share data)

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                                                    Six Months Ended
                                                        March 31,
                                               -------------------------
PRIMARY EARNINGS PER SHARE                         1995          1994
- --------------------------                     -----------   -----------

  Net income                                     $ 98,473      $ 82,789
  Less preferred stock dividends                   (1,812)       (1,877)
                                                 --------      --------

  Net income applicable to common stock          $ 96,661      $ 80,912
                                                 ========      ========


Shares:
  Average shares outstanding                       67,938        73,165
  Add dilutive stock equivalents from stock plans   1,859           983
                                                 --------      --------
  Weighted average number of common and common
   equivalent shares outstanding during the year   69,797        74,148
                                                 ========      ========



Earnings per share                               $   1.38      $   1.09
                                                 ========      ========


FULLY DILUTED EARNINGS PER SHARE
- --------------------------------

  Net income applicable to common stock          $ 96,661      $ 80,912
  Add preferred stock dividends
     using the "if converted" method                1,812         1,877
  Less additional ESOP contribution, using
     the "if converted" method                       (716)         (767)
                                                 --------      --------


  Net income for fully diluted earnings per
   share                                         $ 97,757      $ 82,022
                                                 ========      ========

Shares:
  Average shares outstanding                       67,938        73,165
  Add:
    Dilutive stock equivalents from stock plans     2,169         1,032
    Shares issuable upon conversion
        of preferred stock                          1,506         1,557
                                                 --------      --------
  Weighted average number of common shares used
   in calculating fully diluted earnings per
    share                                          71,613        75,754
                                                 ========      ========




Fully diluted earnings per share                 $   1.37      $   1.08
                                                 ========      ========
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